Exhibit 99.1

2941 Fairview Park Drive	News
Suite 100
Falls Church, VA 22042-4513 www.generaldynamics.com

March 4, 2011

Contact: Rob Doolittle

Tel: 703 876 3199

rdoolitt@generaldynamics.com

General Dynamics Elects Mary T. Barra

to Board of Directors

FALLS CHURCH, Va. – The board of directors of General Dynamics (NYSE: GD) has elected Mary T. Barra to be a director of the corporation, effective March 15.

Barra, age 49, is the senior vice president of Global Product Development for General Motors Company (NYSE: GM), one of the world’s largest automakers. In that position, Barra leads the design, engineering, program management and quality of vehicles for the company’s 11 brands around the world, and is a member of the company’s Executive Committee.

Previously she was vice president of Global Human Resources, leading GM’s human resources worldwide. Prior to that appointment she was vice president, Global Manufacturing Engineering. Barra has also held a number of engineering and staff positions, including plant manager, Detroit Hamtramck Assembly Plant; executive director of Competitive Operations Engineering; and general director of Internal Communications for GM North America.

“As a manufacturing-based company, we welcome the insight that Mary will bring to the board from her broad experience in manufacturing, engineering and innovation,” said Jay L. Johnson, chairman and chief executive officer of General Dynamics.

Barra holds a Bachelor of Science degree in electrical engineering from General Motors Institute (Kettering University) and a master’s degree in Business Administration from the Stanford Graduate School of Business. She is a director of the Michigan-based Inforum Center for Leadership and a trustee of Kettering University.

General Dynamics, headquartered in Falls Church, Va., employs approximately 90,000 people worldwide. The company is a market leader in business aviation; land and expeditionary combat systems, armaments and munitions; shipbuilding and marine systems; and information systems and technologies. More information about the company is available online at www.generaldynamics.com.

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